Exhibit 99.1

Arrow Electronics Upsizes Its Asset Securitization Program

-- Liquidity under the new three-year program increases to $775 million --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--December 8, 2011--Arrow Electronics, Inc. (NYSE:ARW) announced that the company has increased the size of its existing asset securitization program. Under the new program, the company now has available liquidity of $775 million. The revised program is a three-year agreement effective December 7, 2011. The banks in the asset securitization program are Bank of America, Wells Fargo, The Bank of Tokyo-Mitsubishi, The Bank of Nova Scotia, HSBC, and Mizuho.

The asset securitization program is collateralized by North American accounts receivables of certain of the company’s subsidiaries and is conducted through Arrow Electronics Funding Corporation, a wholly owned, bankruptcy remote subsidiary. The asset securitization program does not qualify for sale treatment. Accordingly, the accounts receivable and related debt obligation remain on the company's consolidated balance sheet.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for over 1,200 suppliers and 115,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 340 locations in 52 countries.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
Media Contact:
John Hourigan, 303-824-4586
Director, External Communications